                      CALIFORNIA COASTAL COMMUNITIES, INC.
                         6 EXECUTIVE CIRCLE, SUITE 250
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 2000

                             ---------------------

    The annual meeting of stockholders (the "Annual Meeting") of California Coastal Communities, Inc., a Delaware corporation (the "Company") will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on May 10, 2000, commencing at 9:30 a.m. local time, to consider and act upon the following:

        (1) To elect five directors of the Company, each for a term of one year.

        (2) To consider and vote upon an amendment to the Company's Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 18,000,000 to 11,000,000, and to reduce the number of authorized shares of Excess Stock from 18,000,000 to 11,000,000.

        (3) To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

        (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of record of the Company's Common Stock at the close of business on April 10, 2000 will be entitled to receive notice of, and to vote at the Annual Meeting, or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          [/S/ SANDRA G. SCIUTTO]

                                          Sandra G. Sciutto

                                          SENIOR VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER
                                          AND SECRETARY

Irvine, California
April 10, 2000

       THE BOARD OF DIRECTORS OF CALIFORNIA COASTAL COMMUNITIES, INC. RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSALS.

       YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                      CALIFORNIA COASTAL COMMUNITIES, INC.
                         6 EXECUTIVE CIRCLE, SUITE 250
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                                                  April 10, 2000

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of California Coastal Communities, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on May 10, 2000, at 9:30 a.m., local time, and at any adjournment thereof. This Proxy Statement and the related proxy card are first being sent to the Company's stockholders on or about April 10, 2000.

                       ACTION TO BE TAKEN UNDER THE PROXY

    At the Annual Meeting, the holders of shares of the Company's Common Stock, par value $.05 per share (the "Common Stock") will be asked to consider and vote upon (i) the election of Messrs. Burnaman, Matlin, Pacini, Sabin and Talbot to the Board; (ii) the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 18,000,000 to 11,000,000 and to reduce the number of shares of Excess Stock from 18,000,000 to 11,000,000; and (iii) the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

    All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournments thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

    Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                               PROXY SOLICITATION

    The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has retained Shareholder Services to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm will aggregate approximately $750 plus out-of-pocket costs and expenses.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's Common Stock at the close of business on April 10, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting with respect to all matters properly presented at the Annual Meeting. Holders of the Common Stock are entitled to one vote for each share held on each such matter at the Annual Meeting. A stockholders' list will be available for examination by stockholders at the Annual Meeting.

    As of the Record Date, there were 10,058,589 shares of Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast is required to elect the directors. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as independent auditors for the Company for its fiscal year ending December 31, 2000.

    A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such non-voted shares will count for purposes of determining the presence of a quorum.

    The following table sets forth, as of April 3, 2000, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of April 3, 2000, owned beneficially more than 5% of the Company's outstanding Common Stock.

                                       NAME AND ADDRESS OF                      AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS                     BENEFICIAL INTEREST HOLDER                   BENEFICIAL OWNERSHIP      CLASS
-----------------  -----------------------------------------------------------  ---------------------  -----------
Common Stock       ING Baring (U.S.) Capital L.L.C.                                1,930,684 shares(1)      19.2%
                   55 East 52nd Street
                   New York, NY 10021
Common Stock       Credit Suisse First Boston                                     1,439,551 shares (2)      14.3%
                   Uetlibergstrasse 231
                   P.O. Box 900
                   CH-8045 Zurich, Switzerland
Common Stock       Merrill Lynch & Co., Inc.                                      1,038,259 shares (3)      10.3%
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, NY 10281
Common Stock       Asher B. Edelman                                                 868,219 shares (4)       8.6%
                   717 Fifth Avenue
                   New York, NY 10022
Common Stock       Lone Star Securities Fund, L.L.C.                                785,100 shares (5)       7.8%
                   600 North Pearl St., Ste. 1550
                   Dallas, TX 75201

------------------------

(1) According to Schedule 13D, Amendment No. 1 dated July 23, 1998, ING Baring (U.S.) Capital Corporation is the beneficial owner of 1,930,684 shares.

(2) According to Schedule 13G, Amendment No. 2 dated February 16, 1999, Credit Suisse First Boston is the beneficial owner of 1,439,551 shares.

(3) According to Schedule 13G, dated February 12, 1999, Merrill Lynch & Co., Inc. is the beneficial owner of 1,038,259 shares.

(4) According to Schedule 13D (Amendment No. 4) dated February 3, 2000 filed jointly with the SEC by Mr. Asher B. Edelman; Edelman Value Partners, L.P.; Edelman Value Fund, Ltd.; and Wimbledon Edelman Select Opportunities Hedged Fund, Ltd. (collectively, "Edelman"), Edelman is the beneficial owner of 868,219 shares.

(5) According to Schedule 13G dated August 18, 1998, Lone Star Securities Fund, L.L.C. is the beneficial owner of 785,100 shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of Thomas W. Sabin, Jr. (Chairman), Phillip R. Burnaman II, David J. Matlin, Raymond J. Pacini and
J. Thomas Talbot. Under the Restated Certificate of Incorporation and the Amended Bylaws of the Company, the five members of the Board of Directors have each been elected for one year. The directors to be elected at the 2000 Annual Meeting will be elected for a one-year term expiring in 2001.

    Upon recommendation of the Nominating Committee, the Board of Directors has nominated Messrs. Burnaman, Matlin, Pacini, Sabin and Talbot, whose current terms expire at the 2000 Annual Meeting, for election as directors. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

    Information about the nominees for election as directors and the incumbent directors, including biographical and employment information, is set forth below:

NOMINEES FOR ELECTION AS DIRECTORS

    Phillip R. Burnaman II, 40, has been a Director of the Company since September 1997. Mr. Burnaman has also been Managing Director and head of the New York Proprietary Trading Desk of ING Baring (U.S.) Capital L.L.C., which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution since 1995, and was recently promoted to global head of the Strategic Trading Platform of ING Barings. Mr. Burnaman was also a whole loan commercial mortgage trader of Citicorp Securities prior to 1995.

    David J. Matlin, 38, has been a Director of the Company since September 1998. Mr. Matlin is a Managing Director at Credit Suisse First Boston in New York, NY, where he is head of the Global Special Situations group. Mr. Matlin has been at Credit Suisse First Boston since 1995 where he is responsible for the firm's long-term proprietary investments in this area.

    Raymond J. Pacini, 44, has been a Director, President and Chief Executive Officer of the Company since May 1998. Since prior to 1995, he was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Pacini is also a director of Metalclad Corporation, a company in the business of waste treatment, asbestos removal and insulation installation.

    Thomas W. Sabin, Jr., 42, has been a Director of the Company since September 1997. Mr. Sabin is also President of Thomas Sabin, Inc. and Manager and Vice President of GSSW-REO, L.L.C., a real estate limited liability company. From prior to 1995 until 1996, Mr. Sabin formed and operated GSSW, L.P., a limited partnership, the purpose of which was to acquire real estate assets from the Resolution Trust Corporation. Mr. Sabin is also former President of Southmark Equities Corporation.

    J. Thomas Talbot, 64, has been a Director of the Company since August 1993. Mr. Talbot has also been owner of The Talbot Company, an investment and asset management company since prior to 1995. Mr. Talbot was also Chief Executive Officer of HAL, Inc., the parent company of Hawaiian Airlines prior to 1995 and is a Director of The Hallwood Group, Inc., a corporate rescue firm; Fidelity National Financial, Inc., a title company; and Metalclad Corporation.

    Information about the beneficial ownership of the Common Stock as of April 10, 2000 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

                                                                     SHARES OF       PERCENT OF
NAME AND BENEFICIAL INTEREST HOLDER                               COMMON STOCK(1)     CLASS(2)
----------------------------------------------------------------  ----------------  -------------
Thomas W. Sabin, Jr. (3)........................................        202,000            1.97%
Raymond J. Pacini (4)...........................................        295,950            2.89%
J. Thomas Talbot (5)............................................         20,000               *
Sandra G. Sciutto (6)...........................................         50,000               *
                                                                     ----------
Directors and Executive Officers as a group (6 persons including
  the above named)..............................................        567,950            5.40%
                                                                     ==========

------------------------

(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are exercisable and not subject to termination within 60 days.

(2) These percentages are calculated assuming the conversion of all securities convertible within 60 days into Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.

(3) Includes options to purchase 200,000 shares of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are vested or will vest 50% on May 20, 2000, and are subject to certain restrictions on disposition.

(4) Includes 100,000 shares granted in May 1998 under a restricted stock grant and options to purchase 189,996 shares of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are vested or will vest 30% on April 28, 2000, and are subject to certain restrictions on disposition.

(5) Includes options to purchase 20,000 shares of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are vested or will vest 50% on June 9, 2000, and are subject to certain restrictions on disposition.

(6) Includes options to purchase 50,000 shares of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are vested or will vest 50% on June 9, 2000, and are subject to certain restrictions on disposition.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors met four times during 1999. All of the then incumbent directors attended at least 75% of the meetings of the Board and committees of the Board during the periods that they served. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 1999, the Audit Committee met two times, the Compensation Committee met two times and the Nominating Committee met one time.

    The Audit Committee consists of Messrs. Burnaman, Sabin, and Talbot, with Mr. Talbot serving as Chairman. It is responsible for recommending the firm to be appointed as independent auditors to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent auditors; reviewing with management and the independent auditors the Company's year-end operating results; considering the adequacy of the internal accounting control procedures of the Company; reviewing the non-audit services to be performed by the independent auditors and considering the effect of such performance on the auditors' independence.

    The Compensation Committee consists of Messrs. Burnaman and Matlin, with Mr. Burnaman serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company and its subsidiaries.

    The Nominating Committee consists of Messrs. Burnaman, Sabin and Talbot, with Mr. Sabin serving as Chairman. It is responsible for the nomination of persons for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Stockholder recommendations may be sent to the Nominating Committee, Attention: Secretary, California Coastal Communities, Inc., 6 Executive Circle, Suite 250, Irvine, California 92614.

                                   PROPOSAL 2
              PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES.

SUMMARY

    In order to measurably reduce the amount of franchise taxes that the Company is paying in the State of Delaware, the Board of Directors has approved and recommends for your approval an amendment to the Company's Amended and Restated Certificate of Incorporation that would reduce the number of shares of authorized stock. Currently, the aggregate number of authorized shares is 36 million consisting of 18 million shares of Common Stock and 18 million shares of Excess Stock. If this proposal is approved, the aggregate number of authorized shares would be reduced to 22 million consisting of 11 million shares of Common Stock and 11 million shares of Excess Stock.

    If approved, the amendment will take effect when filed with the Delaware Secretary of State following the Annual Meeting on May 10, 2000. In order to approve the amendment, a majority of the stockholders entitled to vote at the Annual Meeting must vote in favor of the amendment to the Company's Amended and Restated Certificate of Incorporation. A copy of the proposed amendment is attached to this proxy statement as APPENDIX A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL, UNLESS YOU SPECIFY OTHERWISE IN YOUR PROXY.

                                   PROPOSAL 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the 2000 fiscal year and hereby requests stockholders to ratify such appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company are entitled to receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings. Messrs. Burnaman and Matlin declined such compensation during 1999. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

    CONSULTING AGREEMENT. Pursuant to an independent contractor consulting agreement effective February 1, 1998, Mr. Sabin receives a consulting fee equivalent to $120,000 per year and received stock options in 1999 for 75,000 shares with an exercise price of $7.00, the market price on the grant date, for services being rendered to the Company. The agreement provides that Mr. Sabin provides consultation on strategic planning and analysis, identification and evaluation of development project opportunities and related financing, and counsel to the Company's staff.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") contains two separate equity incentive programs in which members of the Board may be eligible to participate:
(i) a Discretionary Option Grant Program, under which eligible non-employee members of the Board, along with officers, key employees and consultants, may be granted options to purchase shares of Common Stock, and (ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of Common Stock.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements.

    PLAN ADMINISTRATION. The Discretionary Option Grant Program is administered by the Compensation Committee of the Board, which is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," has complete discretion (subject to the express provisions of the 1993 Plan) to authorize stock option grants. All grants under the Director Fee Program are made in strict compliance with the express provisions of the program, and no administrative discretion is exercised by the Plan Administrator with respect to the grants or stock issuances made under that program.

    DISCRETIONARY OPTION GRANT PROGRAM. The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator has complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights, or (iii) which become exercisable in installments for vested shares over the optionee's period of service. Non-employee members of the Board who serve as Plan Administrator are not eligible to participate in the Discretionary Option Grant Program.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of Common Stock are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    During December 1999, discreationary option grants were made to Messrs. Sabin and Talbot for 75,000 shares and 15,000 shares, respectively at an exercise price of $7.00. The options vest in equal installments over a two-year period, and have a life of 10 years.

    DIRECTOR FEE PROGRAM. Under the Director Fee Program, each individual serving as a non-employee Board member is eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Common Stock by dividing the elected dollar amount by the closing selling price per share of Common Stock on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    In 1999 no shares were received in lieu of the cash retainer fee.

    FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1999 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                              LONG-TERM COMPENSATION AWARDS
                                                                                        ------------------------------------------
                                                            ANNUAL                      RESTRICTED
                                                         COMPENSATION      OTHER        STOCK            1993            ALL
                                                       ----------------   ANNUAL        AWARD            PLAN           OTHER
                                                       SALARY    BONUS   COMPENSATION   (# OF          OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITION                            ($)(1)     ($)       ($)         SHARES)       (# OF SHARES)      ($)
-----------------------------------------------        -------  -------  ------------   -----------   -------------   ------------
Raymond J. Pacini..............................  1999  $284,600   --        --            --              75,000         --
President and Chief                              1998  279,068    --        --          100,000(2)        --          1,0$58,446(2)
  Executive Officer                              1997  268,000  $250,000(3)    --         --             189,996         --

Sandra G. Sciutto..............................  1999  $156,600 $75,000     --            --              30,000         --
Senior Vice President and                        1998  148,267   26,000     --            --              50,000         --
  Chief Financial Officer                        1997  124,100   20,640(3)    --          --              --             --

------------------------

(1) Includes auto allowance and amounts electively deferred by each Named Executive under the Company's 401(k) Savings and Profit Sharing Plan.

(2) In May 1998 Mr. Pacini was granted a restricted stock award of 100,000 shares valued at $1,137,500 at the date of grant. In conjunction with the grant, Mr. Pacini also received a tax equalization payment in the gross amount of $1,058,446.

(3) Bonuses for 1997 were paid in connection with completion of the Recapitalization in September 1997.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE. The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1999 fiscal year, and stock options held as of December 31, 1999.

                                                                              NUMBER OF SECURITIES        VALUE OF
                                                                                   UNDERLYING            UNEXERCISED
                                                                    VALUE          UNEXERCISED          IN-THE-MONEY
                                              SHARES ACQUIRED     REALIZED        OPTIONS/SARS          OPTIONS/SARS
NAME                                          ON EXERCISE(#)       ($)(1)         AT FY-END(2)         AT FY-END($)(2)
------------------------------------------  -------------------  -----------  ---------------------  -------------------
Raymond J. Pacini.........................          --               --               264,996                --
Sandra G. Sciutto.........................          --               --                80,000                --

------------------------

(1) Market value of underlying securities on exercise date, minus the exercise price.

(2) Based upon market value of $6.75 for the Common Stock as of December 31, 1999 less the aggregate exercise price payable for such shares. On December 31, 1999, 132,997 options granted to Mr. Pacini were exercisable, and 25,000 options granted to Ms. Sciutto were exercisable. Such individuals held no stock appreciation rights at the end of such fiscal year.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE

    The overall objectives of the Company's compensation program are to retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of restricted stock grants, stock options, and annual incentive compensation. An executive officer's annual base salary represents the fixed component of their total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total compensation. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    CEO COMPENSATION. The base salary established for the Company's Chief Executive Officer, Mr. Pacini, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to the CEO's base salary from year to year. In setting the CEO's base salary, the Committee sought to closely align Mr. Pacini's compensation with the interests of stockholders in maximizing the value of the Company. Therefore, Mr. Pacini's compensation package was structured to have his base salary compensation play a less central role by reason of a grant for 75,000 shares made to Mr. Pacini in lieu of an increase in his level of base salary. In addition, stock options for 189,996 shares which were granted to Mr. Pacini in 1998 were repriced from an exercise price of $11.99 to a new exercise price of $9.25, consistent with grants made in June 1999. The option grant and re-pricing are also intended to provide the bonus component of Mr. Pacini's total compensation. The CEO's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The Compensation Committee does not currently plan to grant annual incentive compensation awards to the CEO given the objective of tying the CEO's variable compensation to the Company's stock performance through the grant of options described above. The variable compensation payable annually to the CFO is intended to consist principally of annual incentive compensation awards, based on various individual performance objectives established by the CEO and the Compensation Committee in June 1998 and updated in December 1999.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs was also reviewed in the fourth quarter of 1999, and awards under such programs, primarily in the form of stock option grants under the Company's 1993 Stock Option/Stock Issuance Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual's position with the Company and their existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant.

    In December 1999, the Compensation Committee approved the grant of options for 75,000 and 30,000 shares at an exercise price of $7.00 per share to Mr. Pacini and Ms. Sciutto, respectively. Each grant allows the executive to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options vest in equal installments over a two-year period, generally contingent upon the executive officer's continued employment with the Company, provided, that if the executive is terminated without cause, such options shall immediately become 100% vested. Accordingly, the option will generally provide a return to the executive only if they remain in the Company's employ and the market price of the Common Stock appreciates over the option term.

    The Compensation Committee
    of the Board of Directors:

    Phillip R. Burnaman, Chairman
    David J. Matlin

STOCK PRICE PERFORMANCE COMPARISON

    The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1994 in each of (i) the Company's Common Stock, (ii) a peer group index ("Real Estate Index"), which consists of nine real estate development and homebuilding companies, and (iii) the Media General Composite Market Value Index ("Media General Index").

    The Company's peer group index includes the following companies: Capital Pacific Holdings, Inc., Castle & Cook Inc., Catellus Development Corporation, Fortess Group, Inc., Newhall Land and Farming, Presley Companies, St. Joe Company, Standard Pacific Corporation, and Tejon Ranch Company.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FISCAL YEAR ENDING
                                              Real Estate
                            The Company             Index  Media General Index
1994                             100.00            100.00               100.00
1995                              66.70            107.29               129.66
1996                              26.68            129.65               156.58
1997                              26.42            200.89               203.33
1998                              15.21            160.22               248.56
1999                              14.41            158.90               303.21

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    None.

                                 OTHER MATTERS

SUBMISSION OF PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholders may submit proposals on matters appropriate for stockholder action at the Company's Annual Meetings, consistent with regulations adopted by the Securities and Exchange Commission and the By-Laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2000 Annual Meeting must be received by the Company at its principal executive office no later than December 12, 2000. Proposals should be directed to the attention of the Secretary, California Coastal Communities, Inc., 6 Executive Circle, Suite 250, Irvine, California 92614.

COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that there was compliance for the fiscal year ended December 31, 1999 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners.

ANNUAL REPORT

    The Company's 1999 Annual Report to Stockholders, together with this Proxy Statement, is being mailed to all stockholders of the Company of record on April 10, 2000, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          [/S/ SANDRA G. SCIUTTO]

                                          Sandra G. Sciutto

                                          SENIOR VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER
                                          AND SECRETARY

                                                  Please mark
                                                  your votes as  /X/
                                                  indicated in
                                                  this example

A vote FOR Proposals 1, 2 and 3 is recommended by the Board of Directors

1. Election of Directors with terms expiring at the Annual Meeting in 2001.

            FOR                        WITHHOLD
            each                       AUTHORITY
           nominee                  to vote for each
           listed                    nominee listed
            /  /                         /  /

NOMINEES:  Phillip R. Burnaman II, David J. Matlin, Raymond J. Pacini,
           Thomas W. Sabin, Jr. and J. Thomas Talbot

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

    ____________________________________________


2. To consider and vote upon an amendment to the Company's Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 18,000,000 to 11,000,000 and to reduce the number of authorized shares of Excess Stock from 18,000,000 to 11,000,000.

         FOR     AGAINST    ABSTAIN
         / /      / /         / /

3.  Ratify the appointment of Deloitte & Touche
    LLP as independent auditors for the fiscal year ending December 31, 2000.

         FOR     AGAINST    ABSTAIN
         / /      / /         / /

4.  To transact such other business as may
    properly come before the meeting or any
    adjournment or postponement thereof.

Signatures of Stockholder(s)--please sign name below exactly as imprinted (do not print). Please indicate any change of address.

Signature(s)_____________________________________

Signature(s)_____________________________________

DATE_________________________, 2000

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

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



                       CALIFORNIA COASTAL COMMUNITIES, INC.

                          ANNUAL MEETING MAY 10, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Raymond J. Pacini is hereby authorized to vote all shares of Common
Stock of California Coastal Communities, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of California Coastal Communities, Inc. to be held on Wednessday, May 10, 2000 and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE
            REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.)

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